Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of  Telkonet, Inc. for the registration of 19,351,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 31, 2008, with respect to the consolidated financial statements of Telkonet, Inc.  and the effectiveness of internal controls over financial reporting of Telkonet, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in this Registration Statement and related Prospectus.

Our reports dated March 31, 2008 contain an explanatory paragraph that states that the Company has incurred significant losses from operations that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2007 contains an explanatory paragraph that states Telkonet, Inc. acquired Smart Systems International, Ethostream, LLC and Newport Telecommunications Co. during 2007, and management excluded from its assessment of the effectiveness of Telkonet Inc.’s internal control over financial reporting as of December 31, 2007, the internal control over financial reporting associated with Smart Systems International, Ethostream, LLC and Newport Telecommunications Co. whose total assets of $ 22.4 million and total net sales of  $ 7.9 million are included in the consolidated financial statements of Telkonet, Inc. as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of Telkonet, Inc. also excluded an evaluation of the internal control over financial reporting of Smart Systems International, Ethostream, LLC and Newport Telecommunications Co.

/s/ RBSM LLP

McLean, Virginia
July 1, 2008